Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

CymaBay Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule(2)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	1,000,000	$12.18	$12,180,000	0.00011020	$1,342.24

	TOTAL				$12,180,000		$1,342.24

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock, par value $0.0001 per share (“Common Stock”), of CymaBay Therapeutics, Inc. (the “Registrant”) that become issuable under the 2020 New Hire Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act on the basis of $12.18 per share, which is the average of the high and low prices of a share of the Registrant’s common stock on the Nasdaq Global Select Market on August 7, 2023.